EXHIBIT 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

We consent to the incorporation by reference in this Registration Statement of Parlux Fragrances, Inc. on Form S-3 of our report, dated June 29, 2010, with respect to our audits of the consolidated financial statements and related consolidated financial statement schedule of Parlux Fragrances, Inc. as of March 31, 2010 and 2009 and for each of the three years in the period ended March 31, 2010 and our report dated June 29, 2010 with respect to our audit of the effectiveness of internal control over financial reporting of Parlux Fragrances, Inc. as of March 31, 2010 appearing in the Annual Report on Form 10-K of Parlux Fragrances, Inc. for the year ended March 31, 2010.  We also consent to the reference to our firm under the heading "Experts" in such Prospectus.

/s/ Marcum Rachlin, a division of Marcum LLP

Miami, Florida

November 5, 2010